Exhibit 99.1

Badger Meter Reports Record Third Quarter Sales, Earnings and Earnings Per Share from Continuing Operations

MILWAUKEE--(BUSINESS WIRE)--October 19, 2010--Badger Meter, Inc. (NYSE: BMI) today reported results for the third quarter and nine months ended September 30, 2010. Third quarter sales, earnings from continuing operations and earnings per share from continuing operations were higher than in any quarter in the company’s history.

Third Quarter 2010 Highlights

  Net sales were a record $75,702,000 for the third quarter of 2010, a 24.5% increase from sales of $60,814,000 for the third quarter of 2009.
  Earnings from continuing operations were a record $9,023,000 for the third quarter of 2010, a 29.5% increase from earnings from continuing operations of $6,965,000 for the third quarter of 2009.
  Net earnings were $9,023,000 for the third quarter of 2010, a 37.1% decrease from net earnings of $14,355,000 for the same period in 2009.
  Diluted earnings per share from continuing operations for the third quarter of 2010 were a record $0.60, a 27.7% increase from earnings of $0.47 per diluted share in the comparable prior period.
  Diluted earnings per share were $0.60 for the third quarter of 2010, a 37.5% decrease from net earnings of $0.96 per share in the third quarter of 2009.

First Nine Months 2010 Highlights

  Net sales were $211,791,000 for the first three quarters of 2010, a 9.2% increase from sales of $193,901,000 for the same period in 2009.
  Earnings from continuing operations were $22,404,000 for the first nine months of 2010, a 3.3% increase from earnings from continuing operations of $21,695,000 for the comparable prior period.
  Net earnings were $22,404,000 for the first three quarters of 2010, a 23.0% decrease from earnings of $29,085,000 for the same period in 2009.
  Diluted earnings per share from continuing operations were $1.49 for the first nine months of 2010, a 2.8% increase from earnings of $1.45 per diluted share for the first nine months of 2009.
  Diluted earnings per share were $1.49 for the first three quarters of 2010, a 23.6% decrease from net earnings of $1.95 per diluted share for the same period in 2009.

Operations Review

“This was an extremely strong quarter for Badger Meter. The elimination of uncertainty over the allocation of stimulus funds in February generated a rush of orders and shipments in the second quarter that carried into the third quarter,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said sales were up in nearly all of the company’s product lines. The most significant increase was in sales of automatic meter reading (AMR) and advanced metering infrastructure (AMI) technology products for water applications. Sales of the company’s specialty products continued to improve, including the Badger® ORION® radio frequency AMR system for gas meters, which had a significant increase for the quarter.

The gross profit margin was 36.9% for the third quarter of 2010, compared to 39.0% for the third quarter of 2009. “The lower margin reflects higher costs for commodities, including copper. We will consider implementing selective price increases in January 2011 if copper and other commodity costs remain high,” said Meeusen.

Meeusen noted that net earnings benefited from a lower effective income tax rate in the third quarter of 2010 compared to the same quarter in 2009. Net earnings and earnings per share for the third quarter of 2009 included recognition of previously unrecognized tax benefits taken on prior returns for certain deductions related to the shutdown of the company’s French subsidiaries which were previously presented as discontinued operations.

“During the third quarter, our strong balance sheet enabled us to take a number of steps that position us well for the years ahead. We made a previously unplanned contribution of $4.7 million to our pension plan, which is 100% funded under current regulations. We acquired a license for the manufacture and sale of a key component of our turbine meters for $8.0 million from a company that formerly supplied the technology to us. Even with these two investments, our debt-to-total capitalization ratio remained under 10%. In addition, our solid financial position enabled us to increase our credit line with our primary bank from $35 million to $50 million,” said Meeusen.

“We expect sales in the fourth quarter, which is typically our slowest period, to return to more normal patterns, accompanied by continued headwinds from commodity prices and the higher Euro. Overall, we are financially strong and the fundamentals of our business remain solid. Water conservation and the need for operational efficiencies continue to drive demand for our products. With less than an estimated 30% of the water meters in the United States converted to advanced metering technologies, the market potential for our products remains strong. We believe 2011 will be a year of continued long-term growth opportunities for Badger Meter,” added Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s third quarter 2010 results on Wednesday, October 20, 2010, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-680-0892 and entering the passcode 95732890. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call https://www.theconferencingservice.com/prereg/key.process?key=P6VXFELQ9. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

A telephone replay of the conference call will be available through Wednesday, October 27, by dialing 1-888-286-8010 and entering the passcode 57050245. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter’s core competency is flow measurement solutions. The company is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies developed both internally and with other technology companies. Badger Meter products are used in a wide variety of applications, including water, oil and chemicals.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems and advanced metering infrastructure (AMI) systems;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturs, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  the timing and impact of government programs to stimulate national and global economies;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal, at the supplier level, foreign-sourced electronic components as a result of currency fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI systems to governmental entities, which brings with it added risks, including but not limited to, Company responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the euro and the Mexican peso;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
Nine Months Ended September 30,

	2010	2009
Net sales	$211,791,000	$193,901,000
Cost of sales	$133,605,000	$117,403,000
Gross margin	$78,186,000	$76,498,000
Sales, engineering and administration	$43,022,000	$41,705,000
Operating earnings	$35,164,000	$34,793,000
Interest expense	$275,000	($255,000)
Earnings from continuing operations before income taxes	$34,889,000	$35,048,000
Provision for income taxes	$12,485,000	$13,353,000
Earnings from continuing operations	$22,404,000	$21,695,000
Earnings from discontinued operations net of income taxes	$0	$7,390,000
Net earnings	$22,404,000	$29,085,000

Earnings per share amounts:
Basic from continuing operations	$1.50	$1.47
Basic from discontinued operations	$0.00	$0.50
Total basic	$1.50	$1.97

Diluted from continuing operations	$1.49	$1.45
Diluted from discontinued operations	$0.00	$0.50
Total diluted	$1.49	$1.95

Shares used in computation of earnings per share:
Basic	14,897,901	14,774,985
Diluted	14,999,186	14,934,949

Three Months Ended September 30,
	2010	2009
Net sales	$75,702,000	$60,814,000
Cost of sales	$47,748,000	$37,089,000
Gross margin	$27,954,000	$23,725,000
Selling, engineering and administration	$14,518,000	$13,057,000
Operating earnings	$13,436,000	$10,668,000
Interest expense	$95,000	($962,000)
Earnings from continuing operations before income taxes	$13,341,000	$11,630,000
Provision for income taxes	$4,318,000	$4,665,000
Earnings from continuing operations	$9,023,000	$6,965,000
Earnings from discontinued operations net of income taxes	$0	$7,390,000
Net earnings	$9,023,000	$14,355,000

Earnings per share amounts:
Basic from continuing operations	$0.61	$0.47
Basic from discontinued operations	$0.00	$0.50
Total basic	$0.61	$0.97

Diluted from continuing operations	$0.60	$0.47
Diluted from discontinued operations	$0.00	$0.49
Total diluted	$0.60	$0.96

Shares used in computation of earnings per share:
Basic	14,910,497	14,830,871
Diluted	15,006,565	14,961,504

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

Assets	September 30	December 31
	2010	2009
	(Unaudited)

Cash	$2,674,000	$13,329,000
Receivables	53,415,000	35,809,000
Inventories	41,271,000	32,484,000
Other current assets	5,202,000	5,058,000
Total current assets	102,562,000	86,680,000

Net property, plant and equipment	65,388,000	62,871,000
Intangible assets, at cost less accumulated amortization	34,712,000	23,603,000
Other long-term assets	9,553,000	10,904,000
Goodwill	9,000,000	6,958,000

Total assets	$221,215,000	$191,016,000

Liabilities and Shareholders’ Equity

Short-term debt and current portion long-term debt	$13,062,000	$8,003,000
Payables	14,219,000	10,773,000
Accrued compensation and employee benefits	7,420,000	6,071,000
Other liabilities	8,592,000	1,414,000

Total current liabilities	43,293,000	26,261,000

Long-term employee benefits and other	15,544,000	20,294,000
Shareholders’ equity	162,378,000	144,461,000

Total liabilities and shareholders’ equity	$221,215,000	$191,016,000

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702